Exhibit 10.5
FIRST AMENDMENT TO THE
HOLLY CORPORATION
LONG-TERM INCENTIVE COMPENSATION PLAN
As Amended and Restated as of May 24, 2007
(Formerly designated the Holly Corporation 2000 Stock Option Plan)
     THIS FIRST AMENDMENT is effective January 1, 2005 (the “Effective Date”) and is made by Holly Corporation, a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the board of directors of the Company (the “Board”) previously adopted the Holly Corporation Long-Term Incentive Compensation Plan, as amended and restated as of May 24, 2007 (formerly designated the Holly Corporation 2000 Stock Option Plan) (the “Plan”);
     WHEREAS, Section 10(f) of the Plan provides that the Plan may be amended by the Board without approval of the stockholders of the Company, except that any amendment to the Plan of which approval of the stockholders is required by any federal or state law or regulation or the rules of any stock exchange on which the shares of the Company are listed or quoted must be approved by the stockholders of the Company; and
     WHEREAS, the Board has determined that it is desirable to amend the Plan, in accordance with the final regulations promulgated under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that, to the extent subject to Code section 409A, the payments and other benefits provided under the Plan comply therewith and to avoid the imposition of any adverse tax consequences under section 409A of the Code.
     NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below:
     1. The following sentence shall be added to the end of Section 2(i) of the Plan:
Notwithstanding anything to the contrary herein or in any Award agreement, any Award that constitutes a “deferral of compensation” (within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (collectively, the “Nonqualified Deferred Compensation Rules”)), and that is not exempt from Section 409A of the Code pursuant to an applicable exemption (any such Award, a “409A Award”) shall not become exercisable, be settled or otherwise trigger a payment or distribution upon a Participant’s Disability pursuant to the Plan or the applicable Award agreement controlling such 409A Award unless the Disability incurred by the Participant constitutes a Disability within the meaning of the Nonqualified Deferred Compensation Rules.

     2. Section 9(d) of the Plan shall be deleted in its entirety and shall be replaced with the following:
     (d) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Notwithstanding anything to the contrary herein or in any applicable Award agreement, no 409A Award shall be exercisable, be settled or otherwise trigger a payment or distribution upon the occurrence of any event that does not qualify as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. In the event any 409A Award is designed to be paid or distributed upon a Participant’s termination of employment, such payment or distribution shall not occur in the event the Participant holding such 409A Award continues to provide or, in the 12 month period following such termination of employment, is expected to provide, sufficient services to the Company that, under the Company’s applicable policies regarding what constitutes a “separation from service” for purposes of Section 409A of the Code, such Participant does not incur a separation from service for purposes of Section 409A of the Code on the date of termination of the employment relationship. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Participant’s termination of employment or upon the occurrence of some other event provided in the Plan or the Award agreement as a result of the limitations described in the preceding provisions hereof, such Award shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules. In the discretion of the Committee, Awards granted pursuant to Sections 7 or 8 of the Plan may be payable in Shares to the extent permitted by the terms of the applicable Award Agreement. Installment or deferred payments may be required by the Committee (subject to Section 10(f) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of amounts in respect of installment or deferred payments denominated in Shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     3. Section 10(a) shall be deleted in its entirety and shall be replaced with the following:
     (a) Company’s Right to Terminate or Modify Awards in Certain Circumstances. Except to the extent that an Award Agreement provides otherwise with specific reference to this Section 10(a), in the event of (i) an acquisition of substantially all of the assets of the Company or of a greater than 80% stock interest in the Company by an entity in which the Company does not have a 50% or greater interest prior to such acquisition, or (ii) a merger, consolidation, or recapitalization involving a fundamental change in the capital structure of the Company, the Company shall have the right to terminate any Award upon the payment of an amount equal to the then value of the Award, without regard to vesting or forfeiture provisions of the Award, as determined by the Committee, taking into account to the extent determined by the Committee to be appropriate the Fair Market Value of Shares at the time of termination and the performance of the Company up to the time of termination; provided that no 409A Award shall be terminated and paid as described above unless the event triggering clause (i) or (ii) of this Section 10(a) also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of the Nonqualified Deferred Compensation Rules. Upon tender of the payment by the Company to a holder of the amount determined by the Committee pursuant to the foregoing provision, the Award held by such holder shall automatically terminate. Alternatively, in such circumstances, the Company, in the discretion of the Board, may make arrangements for the acquiring or surviving corporation to assume any or all outstanding Awards and substitute on equitable terms Awards relating to the stock or performance of such acquiring or surviving corporation; provided, that in no event will any action so taken result in the creation of deferred compensation within the meaning of the Nonqualified Deferred Compensation Rules. The determinations of the Board and/or the Committee pursuant to this Section 10(a) shall be final, binding and conclusive.
     4. The following Section 10(n) shall be added to the Plan to read as follows:
     (m) Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Plan shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.

     NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.
     IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date.

HOLLY CORPORATION

By:	/s/ Matthew P. Clifton

Name:	Matthew P. Clifton

Title:	Chief Executive Officer

Date:	December 31, 2008